MEMORANDUM OF UNDERSTANDING

Elegance Spirits Inc.

This binding and enforceable Memorandum of Understanding ("Memorandum") is entered into as of this March 14th, 2018 ("Effective Date") by and between the parties identified below and sets forth the terms and condition governing the terms of the loan agreement more fully described herein. Upon mutual execution hereof, this Memorandum shall be binding upon the parties hereto and enforceable thereupon in accordance with the provisions contained herein.

PARTIES

Borrower:	Elegance Spirits Inc., located at 8500 Wilshire Blvd, suite 700B, Beverly Hills CA 90211 ("Company").
Lenders:	Eric Baum; Five Points Capital Management; Rove Group LLC; and Jeffrey List (collectively, the "Lenders").
Investors:	Eric Baum; Five Points Capital Management; Rove Group LLC; and Jeffrey List (collectively, the "Lenders").
Description of the Company:	The Company is in the business of manufacturing and distributing alcoholic beverages where the manufacture, distribution and sale of such products is compliant with local and state law.

AGREEMENT

Capital Contribution

Expected Equity Terms: The Company will issue equity to the Investors with the following terms:

1. The Investors shall invest the following in immediately available funds as equity;
    - Eric Baum – $100;
    - Five Points Capital Management – $130;
    - Rove Group LLC – $40; and
    - Jeffrey List - $30.
2. The Investors shall receive shares of the Company's outstanding stock in consideration of their investments, as follows:
    - Eric Baum – 10,000 shares
    - Five Points Capital Management – 13,000 shares
    - Rove Group LLC – 4,000 shares
    - Jeffrey List – 3,000 shares

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Expected Loan Terms:

The Lenders will issue a loan to the Borrower with the following terms:

1. The Lenders shall loan money to Company in immediately available funds through independent loans as follows:
   - Eric Baum - $49,900
   - Five Points Capital Management - $64,870
   - Rove Group LLC - $19,960
   - Jeffrey List - $14,970
2. The independent loans shall be unsecured;
3. The independent loans shall be repaid in a term of six (6) months following the effective date;
4. If the Company fails to repay any of the independent loans within the repayment term of six (6) months, the affected Lenders shall be granted additional shares of outstanding stock as follows:
   - Eric Baum – 6,666 shares
   - Five Points Capital Management – 8,666 shares
   - Rove Group LLC – 2,666 shares
   - Jeffrey List – 2,000 shares
5. The loan amount shall bear interest at a rate of nil percent (%) per annum.

Use of the Loan Proceeds:

The Company shall use the loan proceeds to apply them towards a Regulation A+ offering.

Loan Priority:

The loan agreement to follow this Memorandum shall not have any priority over any other unsecured loans owed by the Borrower and shall rank pari-passu, equally and ratably with all other unsecured obligations owed by the Borrower.

Company Obligations:

Company must maintain proper and adequate books and records relating to the outstanding balance and repayment terms of the loan. Company shall put forth best efforts to assist with the process of pursuing the Regulation A+ offering. Company shall not be permitted to provide a security interest to any third party. Company shall not be permitted to enter into any related party loan transactions in connection with the loan.

OTHER MATTERS

Definitive Documents:

The transactions contemplated herein will be consummated at the applicable Closing pursuant to customary definitive agreements to be negotiated in good faith by the Parties ("**Definitive Documents**"). Such Definitive Documents may include, without limitation, (i) a Subscription Agreement, (ii) a Loan Agreement, and (iii) an Equity Agreement. The Parties intend that the Definitive Documents shall reflect the terms and conditions set forth in this Memorandum and include

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such other provisions (including, without limitation, those regarding representations, warranties, and indemnification) that are customarily included in formal agreements of a similar nature, which other provisions will be subject to good faith negotiation. Notwithstanding any of the foregoing, until such time as the Definitive Documents have been signed by both Parties, this Memorandum shall be binding thereupon and enforceable thereby in accordance with the terms hereof.

Term: Upon mutual execution hereof by the Parties, the term of this Memorandum (**"Memorandum Term"**) shall commence as of the Effective Date and continue in full and effect until the mutual execution by the Parties of all Definitive Documents or all obligations hereunder have been fulfilled respectively by the Parties.

Transactional Costs: Each Party shall bear their respective due diligence, transactional, legal, advisory, and other costs and fees that may be incurred in connection with all activities preceding the execution by both Parties of the Definitive Documents.

Notices: All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier service, electronic mail, and/or certified mail with return requested, at the addresses set forth above. Any notice delivered personally given upon receipt. Any notice given by overnight courier shall be deemed given on the next business day after delivery to the overnight courier. Any notice given by certified mail shall be deemed given upon the second business day after certification thereof. Any and all notices may also be delivered electronically and shall be deemed received upon delivery by the sending Party.

No Waiver: The failure or neglect of either of the Parties to insist, in any one or more instances, upon the strict performance of any of the terms or conditions of this Memorandum, or its waiver of strict performance of any of the terms or conditions of this Memorandum, shall not be construed as a waiver or relinquishment in the future of such term or condition by such Party, but the same shall continue in full force and effect. Except as otherwise provided for herein, any waiver or other modification to this Memorandum must be in memorialized in writing and singed by both Parties before being deemed effective or enforceable.

Confidentiality: The Parties acknowledge and agree that the terms and subject matter of this Memorandum are strictly confidential and no Party may disclose the terms or subject matter of this Memorandum to any third party without the prior written consent of all other Parties, except to its employees, advisors and consultants, on a need to know basis, and except further to the extent such disclosure is required by law, or to give effect to the terms of this Memorandum, in which case the

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disclosing Party may only disclose such information to the extent absolutely necessary.

Governing Law & Venue:

This Memorandum (and any claim or controversy arising out of or relating to this Memorandum) shall be governed by the law of the State of California without regard to conflict of law principles that would result in the application of any law other than the law of the State of California. Each Party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any California State court, or Federal court of the United States of America, sitting in Orange County, California and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Memorandum or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto.

Indemnification:

Each Party agrees to indemnify, hold harmless, and defend the other Party from and against any and all claims, liabilities, or damages, including costs, expenses, and reasonable outside attorneys' fees incurred by a Party solely as a result of the other Party's actions or omissions hereunder. This indemnification shall not apply where it is determined that any such liability arose from the other Party's material breach of this Memorandum or its misconduct or negligence in the performance of its obligations hereunder.

Prevailing Party Costs:

If any Party brings an action to enforce its rights under this Memorandum, the prevailing Party shall be entitled to recover its costs and expenses (including, without limitation, reasonable outside legal fees), incurred in connection with such action, including any appeal of such action.

Sections Headings:

All paragraphs included in this Memorandum are a material part hereof but the section headings in this Memorandum have been inserted only as a matter of reference.

Counterparts:

For the convenience of the Parties, this Memorandum may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement. Facsimile or electronic signatures shall be deemed to be original signatures for all purposes.

Entire Agreement:

Until such time as the Definitive Documents are signed by both Parties, this Memorandum constitutes the sole understanding of the Parties with respect to the Offering, and this Memorandum supersedes any other arrangements and agreements, whether verbal or written, between the Parties in connection therewith.

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Assignments:	Neither Party shall have the right to assign this Memorandum or the Definitive Documents without the prior written consent of the other Party.
Severability:	If any part, term, or provision of this Memorandum shall be held void, illegal, or unenforceable, the validity of the remaining portions or provisions hereof shall not be affected thereby.
Publicity:	The Parties shall mutually agree on all press releases and communications with the press in connection with any of the subject matter contemplated hereunder.
Disclosures:	None of the securities referenced herein have been and nor will be registered under the Securities Act of 1933, as amended ("Act"), and such securities are being offered in reliance upon the exemption under Section 4(2) of the Act and the provisions of Regulation D, Rule 506 promulgated thereunder. A sale of any such securities will be made only to "accredited investors" as such term is defined in Rule 501 (a) of Regulation D under the Act.
Authorization & Approvals:	The Company shall deliver to Lender a copy of resolutions signed by the all members of the Board approving (i) the Company's execution, delivery, and performance of this Memorandum, including all transactions contemplated hereby and (ii) the issuance of the Common Shares to Lender (and, as applicable, any Other Lenders) in accordance with the terms and conditions hereof.
Representations & Warranties:	The Parties respectively represent and warrant to each other that those certain representations and warranties set forth in Exhibit A hereof are true and correct.

[SIGNATURES FOLLOW INTENTIONALLY ON THE NEXT PAGE]

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IN WITNESS WHEREOF, the Parties hereto have entered into this Memorandum to be bound by the provisions hereof on the date set forth above.

COMPANY

ELEGANCE SPIRITS INC.

By: [signature]

Name: Raj Beri

Title: President

LENDERS

ERIC BAUM

By: ______________________

Name:

Title:

FIVE POINTS CAPITAL MANAGEMENT

By: John Kovacevich

Name: John Kovacevich

Title: Managing Member

ROVE GROUP LLC

By: ______________________

Name:

Title:

JEFFREY LIST

By: ______________________

Name:

Title:

EXHIBIT A

Representations and Warranties

1. **Company Representations & Warranties.** The Company represents, warrants, and covenants to Lender that:

    a. the Company is a corporation that is duly organized, validly existing, and in good standing;

    b. the Company has full and adequate power to carry on and conduct its business as presently conducted;

    c. the Company is presently solvent and currently possesses (or shall possess in due course) the resources required to conduct, and continue conducting, its business;

    d. the Company has the full right, power, and authority to enter into this Memorandum and perform all of the Company's duties and obligations hereunder;

    e. the execution and delivery of this Memorandum by the Company does not and will not violate or contravene any provision of the Company's Certificate of Incorporation, Shareholders Agreement, Bylaws, and/or any other material governing or formation documents of the Company;

    f. the execution, delivery, and performance by the Company of this Memorandum and the transactions contemplated hereby do not constitute a breach or default of, or require consents under, any agreement, permit, contract, or other instrument to which the Company is a party, or by which the Company is bound, or to which any of the assets of the Company is subject, or any judgment, order, writ, decree, authorization, license, rule, regulation, or statute to which the Company is subject, except for any such breach, violation, or failure to obtain consent that would not reasonably be expected to have a material adverse effect of the business of Company;

    g. all necessary and appropriate corporate action on the part of the Company have been taken to authorize the execution and delivery of this Memorandum; and

    h. this Memorandum, when executed and delivered by the Parties, will be a legal, valid, and binding obligation, enforceable against the Company in accordance with the terms and conditions hereof.

2. **Lender Representations & Warranties.** Lender represents, warrants, and covenants to the Company that:

    a. Lender has the full right, power, and authority to enter into this Memorandum and perform all of Lender's duties and obligations hereunder;

b. the execution and delivery of this Memorandum by Lender does not and will not violate or contravene any material provision of Lender's governing or formation documents;

c. all necessary and appropriate corporate action on the part of Lender have been taken to authorize the execution and delivery of this Memorandum;

d. this Memorandum, when executed and delivered by the Parties, will be a legal, valid, and binding obligation, enforceable against Lender in accordance with the terms and conditions hereof;

e. Lender has substantial experience in evaluating and investing in securities transactions and acknowledges that Lender can protect Lender's own interests in connection therewith and with respect to Lender's obligations hereunder;

f. Lender acknowledges and understands that no public market now exists or ever may exist for the Common Shares and Lender acknowledges that the Company has not made any assurances that such a public market now exists or will ever exist;

g. Lender can bear the economic burdens and risks inherent to (i) providing the Lender Commitment to the Company hereunder, (ii) owning the Common Shares for an indeterminate period of time, and (ii) potentially suffering a complete loss of the Lender Commitment;

h. Lender acknowledges that Lender is relying solely on its own legal counsel and not upon any statements or representations of the Company for legal advice with respect to this Memorandum and the subject matter hereof; and

i. Lender has reviewed with Lender's own tax advisors the applicable federal, state, local, and foreign tax consequences of investing in the Common Shares and providing Lender Commitment to the Company hereunder, and Lender has relied solely upon the advice of such tax advisors and not upon any advice, statements, or representations of the Company with respect thereto.